Exhibit 4.7

Amendment to ReachLocal, Inc. 4.00% Convertible Second Lien Subordinated Notes

WHEREAS

A.

Each of the undersigned purchased from ReachLocal, Inc. (“Company”) a 4.00% Convertible Second Lien Subordinated Note (each, a “Note”) on December 17, 2015 pursuant to a Note Purchase Agreement (“Agreement”).

B.

The undersigned and the Company wish to amend each Note to provide that, except in certain circumstances, the undersigned cannot collectively acquire, through conversion of the Notes, beneficial ownership of 2% or more of the Company’s Common Stock during any 12-month period.

C.

Pursuant to Section 1.04 of each Note, each of the undersigned and the Company are required to attach thereto a schedule (each, a “Payment Schedule”) setting forth the payments due on each Payment Date (as defined in such Note) and the principal amount of such Note outstanding immediately after such Payment Date, and the undersigned and the Company wish to set forth the contents of the Payment Schedules.

Therefore, each of the undersigned with respect to its Note, and the Company, agree that Section 1.06(A)(i) of each Note is amended to read as follows:

Generally. Subject to the provisions of this Section 1.06, each Holder may, at its option, convert such Holder’s Notes into Conversion Consideration at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date, provided, however, that

(1)

Except as set forth below in this Section 1.06, during any twelve (12) month period, the Holders collectively may convert their Notes into no more than the number of shares of the Company’s Common Stock equal to (A) 1.9% of the Company’s then-outstanding shares of Common Stock, minus (B) any shares of Common Stock beneficially acquired during that period by the Holders or the persons and entities affiliated with the Holders which report their ownership of the Company’s securities on Form 4. Such Conversion Consideration shall be allocated among the Holders proportionately based on the principal amount of each Holder’s Note. For purposes of determining (A) above, the number of outstanding shares of Common Stock stated in the Company’s most recently filed Quarterly Report on Form 10-Q, Annual Report on Form 10-K or Current Report on Form 8-K will apply, unless Company has advised Holder in writing of the number of shares of Common Stock outstanding as of a more recent date, in which case such number of shares will apply.

(2)

The limitation described in Section 1.06(a)(i)(1) shall not apply immediately before the closing of a Business Combination or any other consolidation, merger, or sale or lease of all or substantially all of the Company’s assets in one transaction or a series of related transactions, as a result of which the holders of the Company’s Common Stock before the transaction or series of related transactions hold less than a majority of the voting power of the Company’s or the successor entity’s voting securities after the transaction or series of related transactions.

In addition, attached hereto as Schedule A are the Payment Schedules for each Note, and each of the undersigned and the Company hereby agree that the Payment Schedule corresponding to the Note of such undersigned will be deemed to be the “schedule” referred to in Section 1.04 of such Note.

All other provisions of each Note shall continue unaffected by this Amendment.

This Amendment is the entire agreement among the Company and the Holders with respect to its subject matter. This Amendment may be executed in counterparts, which together will constitute one and the same agreement. Facsimile copies of signed signature pages to this Amendment will be deemed binding originals.

The amendment is executed on February 4, 2016 but shall effective as of December 17, 2015.

ReachLocal, Inc.

By:	/s/ Ross G. Landsbaum

Name: Ross G. Landsbaum

Title: CFO

VantagePoint Venture Partners III (Q), L.P.

VantagePoint Venture Partners III, L.P.

By: VantagePoint Venture Associates III, L.L.C.

By:	/s/ Alan E. Salzman

 Alan E. Salzman, Managing Member

VantagePoint Venture Partners IV (Q), L.P.

VantagePoint Venture Partners IV, L.P.

VantagePoint Venture Partners IV Principals Fund, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

By:	/s/ Alan E. Salzman

 Alan E. Salzman, Managing Member

VantagePoint Venture Partners 2006 (Q), L.P.

By: VantagePoint Venture Associates 2006, L.L.C.

By:	/s/ Alan E. Salzman

 Alan E. Salzman, Managing Member

Schedule A

Payment Schedule

			Payment Schedule
Purchaser	Note	Note Amount	4/15/17	7/15/17	10/15/17	1/15/18	4/15/18
VantagePoint Venture Partners III (Q), L.P.	A-1	$778,673.79	$169,114.31	$169,114.31	$169,114.31	$169,114.31	$169,114.31
VantagePoint Venture Partners III, L.P.	A-2	$94,802.68	$20,589.48	$20,589.48	$20,589.48	$20,589.48	$20,589.48
VantagePoint Venture Partners IV (Q), L.P.	A-3	$3,369,732.80	$731,846.95	$731,846.95	$731,846.95	$731,846.95	$731,846.95
VantagePoint Venture Partners IV, L.P.	A-3	$337,346.03	$73,265.65	$73,265.65	$73,265.65	$73,265.65	$73,265.65
VantagePoint Venture Parners IV Principals Fund, L.P.	A-4	$12,275.81	$2,666.09	$2,666.09	$2,666.09	$2,666.09	$2,666.09
VantagePoint Venture Partners 2006 (Q), L.P.	A-5	$407,168.89	$88,429.95	$88,429.95	$88,429.95	$88,429.95	$88,429.95
Total		$5,000,000.00	$1,085,912.43	$1,085,912.43	$1,085,912.43	$1,085,912.43	$1,085,912.43